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                      March 20, 2023

       Wai Hing Lai
       Chief Financial Officer
       Ajia Innogroup Holdings, Ltd.
       187 E. Warm Springs Road, Suite B307
       Las Vegas, Nevada 89119

                                                        Re: Ajia Innogroup
Holdings, Ltd.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2022
                                                            Form 10-K for
Fiscal Year Ended June 30, 2021
                                                            Response Dated
January 18, 2023
                                                            File No. 333-206450

       Dear Wai Hing Lai:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Jessica M. Lockett,
Esq.